EXHIBIT 5.2
[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]
February 2, 2009
Newmont Mining Corporation
6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
Newmont USA Limited
6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111

Re:	Newmont Mining Corporation $517,500,000 principal amount 3.00% Convertible Senior Notes due 2012
Ladies and Gentlemen:
     We have acted as counsel to Newmont Mining Corporation, a Delaware corporation (the “Company”), and Newmont USA Limited, a Delaware corporation (the “Guarantor”), in connection with the registration under the Securities Act of 1933 (as amended, the “Act”) of (i) $517,500,000 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2012 (the “Notes”), (ii) the Guarantor’s guarantees of the Notes (the “Guarantees”), and (iii) shares of the Company’s common stock, par value $1.60 per share, issuable upon the conversion of the Notes (the 13,986,473 of such shares of common stock that have been reserved by the Company for issuance upon the conversion of the Notes, the “Shares”). In connection with such registration, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, we advise you that when the Notes have been duly completed, executed and delivered by the Company against payment of the consideration therefor in accordance with the Underwriting Agreement, dated as of January 28, 2009, among the Company, the Guarantor and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several Underwriters listed in Schedule 1 thereto, and duly authenticated by the The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the Guarantees have been duly executed and delivered by the Guarantor, all in accordance with the indenture pursuant to which the Notes are issued (the

Newmont Mining Corporation
Newmont USA Limited
February 2, 2009

“Indenture”) (i) the Notes will constitute valid and legally binding obligations of the Company, and (ii) the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In addition, we advise you that the Shares have been duly authorized and validly reserved for issuance and, when issued upon conversion of the Notes and in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.
The foregoing opinions are limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture will be duly authorized, executed and delivered by the Trustee, an assumption that we have not independently verified.
We hereby consent to the filing of this opinion as part of the Company’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement on Form S-3ASR pursuant to which the Notes and the Guarantees are registered, and to the reference to us under the heading “Validity of the Securities” in the prospectus supplement relating to the Notes and the Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Holme Roberts & Owen LLP